January 31, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

The undersigned has acted as counsel to SAN Holdings, Inc. (the “Company”) in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), covering 6,500,000 shares of its Common Stock that may be issued pursuant to the Company’s 2000 and 2001 Stock Option Plans(the “Plans”).

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Plans, as described in this Form S-8, will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to this Form S-8. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other that those expressly set forth in this letter.

Very truly yours,

Key Law Firm, PC

By: /s/ Donna A. Key